UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
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ProLogis

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Notice of 2005
Annual Meeting
and
Proxy Statement

14100 E. 35th Place
Aurora, Colorado 80011

March 30, 2005
Dear Shareholder,
      You are cordially invited to attend the annual meeting of shareholders of ProLogis, which will take place on May 18, 2005, in Aurora, Colorado.
      Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.
      Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you to promptly vote and authorize your proxy instructions by phone, via the Internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.
      On behalf of the Board of Trustees, I would like to express our appreciation for your continued interest in ProLogis.

Sincerely,

K. Dane Brooksher
Chairman of the Board

Every shareholder’s vote is important. Please complete, sign, date and return your proxy form, or authorize your proxy by
phone or via the Internet.

NOTICE OF 2005 ANNUAL MEETING
OF SHAREHOLDERS

10:30 a.m., May 18, 2005
ProLogis World Headquarters
14100 E. 35th Place
Aurora, Colorado 80011
March 30, 2005
To our Shareholders:
The 2005 Annual Meeting of Shareholders of ProLogis, a Maryland real estate investment trust, will be held at ProLogis’s World Headquarters, 14100 E. 35th Place, Aurora, Colorado 80011, on Wednesday, May 18, 2005, at 10:30 a.m. for the following purposes:
1.     To elect four trustees;
2.     To consider and vote upon the amendment to our declaration of trust to eliminate the classified board;
3.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2005; and
4.     To consider any other matters that may properly come before the meeting.
Shareholders of record at the close of business on March 21, 2005, are entitled to notice of, and to vote at, the meeting and any adjournments.
For the Board of Trustees,
Edward S. Nekritz
Secretary

PROXY STATEMENT
ProLogis, 14100 E. 35th Place, Aurora, Colorado 80011
This proxy statement is furnished in connection with the solicitation of proxies by ProLogis on behalf of the board of trustees for the 2005 annual meeting of shareholders. Distribution of this proxy statement and a proxy card to shareholders is scheduled to begin on or about March 30, 2005.
You can ensure that your shares are voted at the meeting by authorizing your proxy by phone, via the Internet, or by completing, signing, dating and returning the enclosed proxy or voting registration form in the envelope provided. You may still attend the meeting and vote despite authorizing your proxy by any of these methods. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation or, if previous instructions were given by phone or via the Internet, by providing new instructions by the same means.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE
•      Proposal 1: Election of Trustees

Nominees: At the annual meeting you will elect four trustees to the board. Three trustees will hold office until the 2008 annual meeting and until a successor is elected and has qualified and one trustee will hold office until the 2006 annual meeting and until a successor is elected and has qualified. However, if Proposal 2 is approved each trustee will hold office until the next annual meeting and until a successor is elected and has qualified. Nominees are K. Dane Brooksher, Walter C. Rakowich, Jeffrey H. Schwartz, and Kenneth N. Stensby.

Vote Required: You may vote for or withhold your vote from any of the trustee nominees. Assuming a quorum is present, the trustees receiving a plurality of the votes cast in person or by proxy at the meeting will be elected.

•	Proposal 2: Approval of Amendment to the Declaration of Trust to Eliminate the Classified Board

Amendment to the Declaration of Trust: At the annual meeting you will be asked to approve the amendment to our declaration of trust to eliminate the classified board and provide for the annual election of trustees.

Vote Required: You may vote for, vote against, or abstain from voting on approval of the amendment to the declaration of trust. Assuming a quorum is present, the affirmative vote of a majority of the outstanding common shares is necessary to approve the proposed amendment.

•	Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm: At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as the company’s independent registered public accounting firm for 2005.

Vote Required: You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted at the meeting or by proxy will be required to ratify the audit committee’s appointment of the independent registered public accounting firm.
Your board of trustees unanimously recommends that you vote FOR each of the proposals listed above.
The foregoing are only summaries of the proposals. You
should review the full discussion of each proposal in this
proxy statement before casting your vote.

ELECTION OF TRUSTEES	Proposal 1

•	Nominees
The board of trustees is divided into three classes, with two classes consisting of four and one class consisting of three trustees whose terms expire at successive annual meetings. At the 2005 annual meeting, Messrs. Brooksher, Schwartz, and Stensby are to be elected to hold office until the 2008 annual meeting and until their successors have been elected and have qualified and Mr. Rakowich is to be elected to hold office until the 2006 annual meeting and until his successor has been elected and has qualified. The four nominees for election at the annual meeting, all proposed by the board of trustees, are listed below with brief biographies. They are all now ProLogis trustees. We do not know of any reason why any nominee would be unable to serve as a trustee. If a nominee is unable to serve, however, proxies will be voted for the election of such other person as the board may recommend.
      As described in Proposal 2, we are asking our shareholders to declassify the board of trustees and require each trustee to be elected annually by the shareholders. If the shareholders approve the proposed amendment, each trustee elected at or after the 2005 annual meeting would be elected for a one-year term, including any trustee appointed to a newly created trusteeship or to fill a vacancy. In addition, each of the four trustees whose term would otherwise expire in 2007 has agreed to voluntarily relinquish the remainder of his term upon approval of this amendment. Consequently, if shareholders approve this amendment, the entire board of trustees will be subject to election at next year’s annual meeting of shareholders. If shareholders reject the proposed amendment, the nominees listed below who are elected at the 2005 annual meeting will hold office until the 2006 annual meeting, in the case of Mr. Rakowich and the 2008 annual meeting, in the cases of Messrs. Brooksher, Schwartz and Stensby. Trustees elected before the 2005 annual meeting will continue to serve the full duration of their existing terms. See Proposal 2 — Amendment of Declaration of Trust on page 11.
      The board unanimously recommends that the shareholders vote FOR the election of each nominee.

K. Dane Brooksher. Trustee since October 1993

Mr. Brooksher, 66, has been Chairman since March 1999 and he was Chief Executive Officer of ProLogis from March 1999 to December 2004. From November 1993 to March 1999, he was Co-Chairman and Chief Operating Officer of ProLogis. Prior to joining ProLogis, he was Area Managing Partner and Chicago Office Managing Partner of KPMG Peat Marwick (now KPMG LLP), independent public accountants, where he served on the Board of Directors and Management Committee and as International Development Partner for Belgium and The Netherlands. He is a Director of Pactiv Corporation and Qwest Communications International, Inc. He is an Advisory Board Member of the J.L. Kellogg School of Management of Northwestern University. If elected and subject to Proposal 2, Mr. Brooksher’s term as Trustee will expire in 2008.

Walter C. Rakowich. Trustee since August 2004

Mr. Rakowich, 47, has been President and Chief Operating Officer of ProLogis since January 2005 and Chief Financial Officer of ProLogis since December 1998. He was a Managing Director of ProLogis from December 1998 to December 2004. Mr. Rakowich will relinquish his role as Chief Financial Officer at the time a new Chief Financial Officer is named. Mr. Rakowich has been with ProLogis in varying capacities since July 1994. Prior to joining ProLogis, Mr. Rakowich was a consultant to ProLogis in the area of due diligence and acquisitions and he was a Principal with Trammell Crow Company, a diversified commercial real estate company in North America. If elected and subject to Proposal 2, Mr. Rakowich’s term as Trustee will expire in 2006.

Jeffrey H. Schwartz. Trustee since August 2004

Mr. Schwartz, 45, has been Chief Executive Officer of ProLogis since January 2005. He was President of International Operations of ProLogis from March 2003 to December 2004 and President and Chief Operating Officer — Asia from March 2002 to December 2004. Mr. Schwartz was President and Chief Executive Officer of Vizional Technologies, Inc., previously an unconsolidated investee of ProLogis from September 2000 to February 2002. From October 1994 to August 2000, Mr. Schwartz was with ProLogis, most recently as Vice Chairman for International Operations. Prior to joining ProLogis, Mr. Schwartz was a founder and managing partner of The Krauss/ Schwartz Company, an industrial real estate developer in Florida. If elected and subject to Proposal 2, Mr. Schwartz’s term will expire in 2008.

Kenneth N. Stensby. Trustee since March 1999

Mr. Stensby, 65, was Senior Vice President, Mortgage Origination, with Heitman Real Estate Investment Management from September 2003 to August 2004. He was a Director of Meridian Industrial Trust, Inc. from 1996 to March 1999, when it was merged with and into ProLogis. He was President and Chief Executive Officer of United Properties, a Minneapolis-based diversified real estate company, from 1974 until his retirement in January 1995. He is past President of the National Association of Industrial and Office Parks and was a Director of First Asset Realty Advisors, a pension advisory subsidiary of First Bank of Minneapolis. If elected and subject to Proposal 2, Mr. Stensby’s term will expire in 2008.

• Continuing Trustees

Stephen L. Feinberg. Trustee since January 1993

Mr. Feinberg, 60, has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Co., a diversified holding company with interests in real estate and venture capital, since 1970. He is also a Director of Security Capital Preferred Growth, Continental Transmission Corporation, MetaMetrics, Inc., St. John’s College, and The Feinberg Foundation, Inc. He was formerly Chairman of the Board of St. John’s College, and a former director of Farrar, Strauss and Giroux, Inc. (a private publishing company), Molecular Informatics, Inc., Border Steel Mills, Inc., Springer Building Materials Corporation, Circle K Corporation, EnerServ Products, Inc., and Texas Commerce Bank-First State. Mr. Feinberg’s term as Trustee expires in 2007.

Donald P. Jacobs. Trustee since February 1996

Mr. Jacobs, 77, has been a faculty member of the J.L. Kellogg School of Management of Northwestern University since 1957. He is currently Dean Emeritus, having served as Dean from 1975 to 2001. He is a Director of Terex Corporation and CDW Computer Centers. He was formerly a Director of Commonwealth Edison and its parent company, Unicom, and formerly Chairman of the Public Review Board of Andersen Worldwide. He was Chairman of the Advisory Committee of the Oversight Board of the Resolution Trust Corporation for the third region from 1990 to 1992, Chairman of the Board of AMTRAK from 1975 to 1979, Co-Staff Director of the Presidential Commission on Financial Structure and Regulation from 1970 to 1971, and Senior Economist for the Banking and Currency Committee of the U.S. House of Representatives from 1963 to 1964. Mr. Jacobs’s term as Trustee expires in 2007.

D. Michael Steuert. Trustee since September 2003

Mr. Steuert, 56, has been Senior Vice President and Chief Financial Officer of Fluor Corporation, a publicly owned engineering and construction firm, since 2001. He was Senior Vice President and Chief Financial Officer of Litton Industries Inc. from 1999 to 2001. He was Senior Vice President and Chief Financial Officer of GenCorp Inc., a technology-based manufacturing company, from 1994 to 1999 and Vice President and Chief Financial Officer from 1990 to 1994. He was formerly a Trustee of the Mental Health Association of Summit County (Ohio), regional director of the Financial Executive’s Institute, and a Director of GenCorp Inc. Mr. Steuert is a Director of Weyerhaeuser Corporation. Mr. Steuert’s term as Trustee expires in 2007.

J. André Teixeira. Trustee since February 1999

Mr. Teixeira, 52, is a founding partner of eemPOK, a management consulting firm in Belgium. He has been Chairman and Senior Partner with BBL Partners LLC, Moscow, Russia, a consulting and trading company specializing in the food and food ingredient industry at various times since 2001. He was a Vice President, Global Innovation and Development of InBev, formerly Interbrew, a publicly traded brewer in Belgium, from February 2003 to October 2004, and President of Coca-Cola for the Russia and Ukraine region, General Manager of Coca-Cola Russia, Ukraine and Belarus and Head of Representation for the Coca-Cola Export Corporation, Moscow from 2000 to 2001. He was General Manager/ President of the Coca-Cola Ukraine and Belarus region, Kiev from 1998 to 2000 and was with Coca-Cola in various capacities since 1978. Mr. Teixeira’s term as Trustee expires in 2007.

George L. Fotiades. Trustee since December 2001

Mr. Fotiades, 51, is President and Chief Operating Officer of Cardinal Health, Inc., a provider of services supporting the health care industry. He was previously President and Chief Executive Officer of Life Sciences Products and Services, a unit of Cardinal Health, Inc. He was President and Chief Operating Officer of R. P. Scherer Corporation (which was merged into Cardinal Health, Inc. in August 1998), Executive Vice President and Group President from 1996 to 1998 and Group President of the Americas and Asia Pacific from 1996 to 1998. Mr. Fotiades’s term as Trustee expires in 2006.

Irving F. Lyons, III. Trustee since March 1996

Mr. Lyons, 55, has been Vice Chairman of ProLogis since December 2001 and he was Chief Investment Officer from March 1997 to December 2004. He was President of ProLogis from March 1999 to December 2001, Co-Chairman from March 1997 to March 1999, and Managing Director of ProLogis from December 1993 to March 1997. Prior to joining ProLogis, he was a Managing Partner of King & Lyons, a San Francisco Bay Area industrial real estate development and management company, since its inception in 1979. Mr. Lyons’s term as Trustee expires in 2006.

William D. Zollars. Trustee since June 2001

Mr. Zollars, 57, has been Chairman, President and Chief Executive Officer of Yellow Roadway Corporation, a holding company specializing in the transportation of industrial, commercial and retail goods, since 1999. From 1996 to 1999, he was President of Yellow Freight System, Inc., Yellow Roadway Corporation’s principal operating subsidiary, and he was a Senior Vice President of Ryder Integrated Logistics, Inc. from 1994 to 1996. He is a Director of CIGNA Corporation. Mr. Zollars’s term as Trustee expires in 2006.

CORPORATE GOVERNANCE
ProLogis remains committed to furthering meaningful corporate governance practices and maintaining a business environment of uncompromising integrity. We continue enhancing these objectives through our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange (“NYSE”). Our board has formalized several policies, procedures and standards of corporate governance reflected in our governance guidelines. These governing principles, some of which we touch on below, can be viewed together with any future changes on the ProLogis website at www.prologis.com.
      Trustee Independence. We require that a majority of our board be independent under listing standards adopted by the NYSE. To determine whether a trustee is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the trustee. The board has determined that trustees Feinberg, Fotiades, Jacobs, Stensby, Steuert, Teixeira, and Zollars are independent. The board reached its decision after reviewing trustee questionnaires, considering transactions and relationships between each trustee or any member of his or her immediate family and the company, examining transactions and relationships between trustees or their affiliates and members of our senior management and their affiliates, and considering all other relevant facts and circumstances. The board has also determined that all members of the audit, management and development and compensation and board governance and nomination committees are independent in accordance with NYSE and Securities and Exchange Commission (“SEC”) rules and that all members of the audit committee are financially literate.
      Presiding Trustee. Our outside trustees, meaning those who are not officers or employees of ProLogis, meet in regular executive sessions without management being present. The chair of these executive sessions is the chairman of the board.
      Communicating with Trustees. You can communicate with any of the trustees, individually or as a group, by writing to them c/o Edward S. Nekritz, Secretary, ProLogis, 14100 E. 35th Place, Aurora, Colorado 80011. All communications should prominently indicate on the outside of the envelope that it is intended for the full board, for outside trustees only, or for any particular group or member of the board. Each communication intended for the board and received by the secretary which is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The outside trustees will be advised of any communications that were excluded through normal security procedures and they will be made available to any outside trustee who wishes to review it.
      Shareholder Recommended Nominees for Trustee. The board governance and nomination committee considers shareholder recommended nominees for trustees and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as shareholder proposals generally and, like all proposals, must satisfy and will be subject to our bylaws and applicable rules and regulations. Submittals should also contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating person’s share ownership. The committee will consider shareholder recommendations for board candidates, which should be sent to the Board Governance and Nomination Committee, c/o Edward S. Nekritz, Secretary, ProLogis, 14100 E. 35th Place, Aurora, Colorado 80011. For more information on procedures for submitting nominees, refer to shareholder nominations under Additional Information on page 22. The committee reviews its recommendations with the board, which in turn select the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. There are no minimum qualifications that the committee believes must be met by a nominee. In the course of identifying and evaluating candidates, the committee will sometimes retain executive search firms to identify candidates for the board who are then screened following the same procedures as all other candidates. In addition to shareholder nominees, the committee will consider candidates recommended by trustees, officers, third party search firms, employees and others.
      Code of Ethics and Business Conduct. We have adopted a code of ethics and business conduct entitled A Commitment to Excellence and Integrity which can be viewed on the ProLogis website at www.prologis.com. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to Edward S. Nekritz, Secretary, ProLogis, 14100 East 35th Place, Aurora, Colorado 80011. Our code details the expected behavior of all employees in routinely applying our institutional and personal values of honesty, integrity and fairness to everything we do at ProLogis. The code outlines in great detail the key principles of ethical conduct expected of ProLogis employees, officers and trustees, including matters related to conflicts of interest, use of company resources, fair dealing and financial reporting and disclosure. The code also establishes formal procedures for reporting illegal or unethical behavior. In addition, it permits employees to report on a confidential or anonymous basis if desired, any concerns about the company’s accounting, internal accounting controls, or auditing matters to the ethics administrator by e-mail, in writing to a special address or to a toll-free telephone number. Any significant concerns are reported to the audit committee.

BOARD OF TRUSTEES AND COMMITTEES
Our board of trustees currently consists of eleven trustees, seven of whom are independent under the requirements of the NYSE listing rules. The board held seven meetings during 2004 and all trustees attended 75% or more of the board meetings and meetings of the committees on which they served. Each trustee is expected to attend annual meetings of shareholders of the company absent cause, and all trustees attended the annual meeting last year, although Mr. Fotiades did attend the meeting telephonically. In September 2004, after two years of outstanding service, Neelie Kroes resigned as a trustee as a condition of her appointment as the European Competition Commissioner. This year, we have two trustees proposed for nomination to the board of trustees who have not previously stood for election by the shareholders. Mr. Schwartz and Mr. Rakowich were elected to the board in connection with their promotions to Chief Executive Officer and President and Chief Operating Officer, respectively.
      The four standing committees of the board are an audit committee, an investment committee, a management development and compensation committee, and a board governance and nomination committee.
      Audit Committee. The members of the audit committee are trustees Steuert, who chairs the committee, Fotiades, and Stensby. This committee’s primary duties and responsibilities include: (1) selecting and overseeing our independent registered public accounting firm, and the quality and integrity of the accounting, auditing, and reporting practices of the company in general, (2) approving audit and non-audit services provided to the company, (3) monitoring our internal audit function, internal controls and disclosure controls, and (4) reviewing the adequacy of its charter on an annual basis. The board has determined that Mr. Steuert is qualified as an audit committee financial expert within the meaning of the SEC regulations. There were eleven meetings of the committee in 2004 and its report appears on page 20. The audit committee’s responsibilities are stated more fully in its charter which was adopted by the board. The charter can be viewed, together with any future changes, on the ProLogis website at www.prologis.com.
      Investment Committee. The members of the investment committee are trustees Feinberg, who chaired the committee in 2004, Lyons, who chairs the committee as of January 2005, Stensby and Zollars. This committee is responsible for approving material acquisitions, dispositions and other investment decisions of the company between meetings of the full board. Any decisions made by the committee are reported to the full board at its next quarterly meeting. There were nine meetings of the committee in 2004.
      Management Development and Compensation Committee. The members of the management development and compensation committee are trustees Jacobs, who chairs the committee, Feinberg and Zollars. The primary responsibilities of this committee, which we typically refer to as our compensation committee, are to (1) review executive compensation and make recommendations to the board, (2) oversee and advise the board on compensation and benefits programs, succession planning and executive development, and (3) review the adequacy of its charter on an annual basis. There were five meetings of the committee in 2004 and its report appears on page 12. The committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on the ProLogis website at www.prologis.com.
      Board Governance and Nomination Committee. The members of the board governance and nomination committee are trustees Fotiades, who chairs the committee, Jacobs, and Teixeira. The primary responsibilities of this committee, which we typically refer to as our governance committee, are to (1) review potential board nominees and give candidate recommendations to the board, (2) assess and make recommendations to the board on corporate governance matters and develop and recommend governance principles to the board, (3) assist with annual self-evaluations of the board and its committees and make recommendations to the board concerning committee appointments, and (4) review the adequacy of its charter on an annual basis. There were three meetings of the committee in 2004. The committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on the ProLogis website at www.prologis.com.

INFORMATION RELATING TO TRUSTEES, NOMINEES
AND EXECUTIVE OFFICERS
The following table shows the number of shares beneficially owned as of March 21, 2005, by each of our trustees, the persons who were the six most highly paid executive officers as of the end of 2004, and our trustees and executive officers as a group. Based on publicly filed information, we do not have any investors who beneficially own five percent or more of our common shares.
Common Shares Beneficially Owned

Name [1]	Shares [2]	% of Total

K. Dane Brooksher[3]	1,523,145	*
Stephen L. Feinberg[4]	282,665	*
George L. Fotiades	23,203	*
Donald P. Jacobs[5]	49,350	*
Irving F. Lyons, III[6]	1,391,301	*
Walter C. Rakowich[7]	387,141	*
Jeffrey H. Schwartz[8]	516,264	*
John W. Seiple, Jr.[9]	323,960	*
Kenneth N. Stensby	41,659	*
D. Michael Steuert	3,589	*
J. André Teixeira	37,825	*
Robert J. Watson[10]	314,077	*
William D. Zollars	15,109	*
All trustees and executive officers as a group (16 total) were 5,354,593,          % of total.
* Less than 1%
1 Unless otherwise indicated, the principal address is c/o ProLogis, 14100 E. 35th Place, Aurora, Colorado 80011.
2 This column includes shares that may be acquired within 60 days through the exercise of nonvoting options and conversion of restricted share units, and associated dividend equivalent units for each, as follows: Mr. Brooksher (1,084,519/ 266,220); Mr. Lyons (692,122/ 81,832); Mr. Rakowich (259,005/ 50,686); Mr. Schwartz (230,582/ 66,248); Mr. Seiple (234,005/ 64,945); and Mr. Watson (187,377/ 63,642). The foregoing were granted under the 1997 share plan and also include shares under our 401(k) plan and non-qualified savings plan. Also reflects shares that may be acquired within 60 days through the exercise of options and associated dividend equivalent units, deferred share units and associated dividend equivalent units, and shares for deferred trustees fees, as follows: Mr. Feinberg (26,682/ 1,710/ 13,770); Mr. Fotiades (7,500/ 1,710/ 4,765); Mr. Jacobs (26,682/ 1,710/ 12,764); Mr. Stensby (26,682/ 1,710/ 11,084); Mr. Steuert (0/ 1,710/ 1,879); Mr. Teixeira (26,682/ 1,710/ 0); Mr. Zollars (7,500/ 1,710/ 5,899). The foregoing were granted under the outside trustees option plans discussed in detail below. Unless indicated otherwise, all interests are owned directly and the indicated person has sole voting and investment power.
3 Includes 1,670 shares held by Mr. Brooksher’s wife as to which he disclaims beneficial interest. Mr. Brooksher resigned as Chief Executive Officer as of December 31, 2004.
4 Includes 70,000 shares owned by Dorsar Partners, LP, and 55,000 shares owned by Dorsar Investment Company, all of which Mr. Feinberg may be deemed to share voting and dispositive power. Includes 26,000 shares in two trusts, one in which Mr. Feinberg is a beneficiary and the other, in which he is trustee, a relative is the beneficiary.
5 Includes 300 shares held in trust for the benefit of Mr. Jacobs’s children.
6 Includes 109,950 shares in a trust for Mr. Lyons’s family of which he is trustee and beneficiary and 400 shares owned by his children. Also includes 481,649 shares which are issuable upon exchange of limited partnership units. The limited partnership interest is explained further below under the section titled “Certain Relationships and Related Transactions.” Mr. Lyons resigned as Chief Investment Officer as of December 31, 2004.
7 Includes 549 shares in a trust for Mr. Rakowich’s family of which he is a beneficiary, 872 shares owned by his children, and 504 shares in a trust in which Mr. Rakowich is trustee and for which he disclaims beneficial ownership. Mr. Rakowich was named as President and Chief Operating Officer as of January 1, 2005.
8 Includes 128,265 shares which are issuable upon exchange of limited partnership units. The limited partnership interest is explained further below under the section titled “Certain Relationships and Related Transactions.” Mr. Schwartz was named as Chief Executive Officer as of January 1, 2005.
9 Includes 961 shares held by Mr. Seiple’s children.
10 Includes 866 shares held in trust for Mr. Watson’s family, 16,744 shares held by his wife, and 1,150 shares held by the estate of Mr. Watson’s late father.

•	Outside Trustee Compensation
      Annual Retainer and Meeting Fees. In addition to reimbursement of expenses incurred in attending board and committee meetings, starting in May of 2003 outside trustees began receiving an annual retainer of $35,000, $1,000 for attendance at board meetings, $1,000 for attendance at their respective committee meetings (except for investment committee and earnings review calls with the audit committee), $5,000 for serving on the investment committee and $2,000 per committee for serving on the audit, compensation or governance committees. The chair of each committee except the investment committee receives an additional annual retainer of $1,000. The retainer and fees are paid in common shares quarterly based on the then current market price set by the ProLogis 1999 Dividend Reinvestment and Share Purchase Plan (“DRPP”). Unless payment is deferred by an outside trustee, the fees are paid into, and the common shares purchased remain in, the DRPP. The common shares cannot be transferred while the outside trustee remains a trustee. An outside trustee may elect to defer his or her retainer and fees for a minimum of two years. Trustees who are also members of management are not entitled to receive any trustees’ fees.
      Options. At each annual meeting prior to May 2004, outside trustees were granted options under the ProLogis 2000 Share Option Plan for Outside Trustees to purchase 5,000 common shares at a price equal to the grant date closing price on the NYSE. The options generally vest in equal installments over four years and dividend equivalent units (“DEUs”) have not been granted on outside trustee options after 2001. As of May 2004, an outside trustee is granted an option award on the date of his or her initial election to the board. The board will determine the number of shares subject to the option award and the option price will equal our grant date closing price on the NYSE. The option award is fully vested on the grant date and will expire ten years thereafter, subject to earlier termination in certain instances as set forth in the plan. There were no options granted to outside trustees in 2004.
      Deferred Share Units. Since May 2004, each outside trustee, annually on a date determined by the board, has been granted deferred share units totaling $50,000 worth of shares based on our grant date closing price on the NYSE. The units are credited with DEUs at the end of each year and those DEUs accumulate additional DEUs based on the same formula. All DEUs, whether granted under this plan or another, are paid as common shares at a rate of one share per DEU and vest using the same schedule as the underlying option award or grant. They are calculated at the end of each year by taking our annual dividend, multiplying the number of shares underlying the associated grant, and dividing by the annual average share price. An outside trustee’s deferred share units and DEUs will be paid in the form of common shares when the outside trustee’s service terminates. On May 18, 2004, each outside trustee was granted deferred share units totaling $50,000 based on our grant date closing price on the NYSE.
      Chairman of the Board and Vice Chairman. Mr. Brooksher and Mr. Lyons resigned from their management positions with the company in December 2004. Mr. Brooksher will continue serving as Chairman of the Board and Mr. Lyons will serve as Vice Chairman of the Board and chairman of the investment committee of the board. In his role as Chairman of the Board, Mr. Brooksher will, among other things, serve as presiding trustee, hold quarterly transition meetings in 2005 with senior management and be available as needed for consultation, serve on the European and Asian advisory boards, and attend functions as requested by senior management. In addition to the trustee fees described above, in 2005 Mr. Brooksher will receive $300,000 in cash, paid in equal quarterly installments. In his role as Vice Chairman of the Board and chairman of the investment committee of the board, Mr. Lyons will, among other things, review and approve for submission to the board investment committee all investments which require its approval, conduct quarterly discussions with senior management on investment strategy, development and market exposure, and conduct market visits as deemed necessary in coordination with senior management. In addition to the trustees fees described above, in 2005 Mr. Lyons will receive $250,000 in cash, paid in equal quarterly installments. Messrs. Brooksher and Lyons will also be provided office space, administrative assistance, computer and e-mail accessibility, cellular phone, travel assistance, reimbursement for business expenses, and similar support.

•	Amendment of Declaration of Trust to Eliminate Proposal 2
         Classified Board
Our declaration of trust currently provides that the board of trustees is divided into three classes with each class consisting as nearly as possible of one-third of the total number of trustees, with each class serving a three-year term. The proposed amendment to our declaration of trust would declassify the board and provide for the annual election of all trustees commencing at the 2006 annual meeting of shareholders.
      If approved, the amendment would replace Section 1(b) of Article IV of the declaration of trust and be amended to read in its entirety as follows:

“(b) At each annual meeting of shareholders, beginning at the annual meeting of shareholders in 2006, all Trustees shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors are duly elected and qualify.”
      While we believe that a classified board structure promotes continuity and stability, we also recognize the growing sentiment of our shareholders that an annual election of trustees would increase the board’s accountability to shareholders. A classified board has the effect of making it more difficult for a substantial shareholder to gain control of the board without the approval or cooperation of incumbent board members and, therefore, may deter unfriendly and unsolicited takeover proposals and contests. A classified board also makes it more difficult for shareholders to change a majority of board members even where a majority of shareholders are dissatisfied with the performance of the incumbent board members. Declassifying the board increases the possibility that the entire board is removed in any single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of the company on terms that the current board of trustees does not believe are in the best interest of the company’s shareholders. In light of corporate governance trends and shareholder sentiment, the board has determined that the classified board structure should be eliminated.
      If the proposed amendment is approved by our shareholders, it will be filed with the State Department of Assessments and Taxation of Maryland and the terms for all of our trustees will end at the 2006 annual meeting of shareholders. Beginning with the 2006 annual meeting, all trustees will stand for election for one-year terms.
      The board unanimously recommends that the shareholders vote FOR the amendment to the declaration of trust.

•	Certain Relationships and Related Transactions
Those familiar with our history will remember that we made significant strides in the company’s growth by acquiring two sizeable portfolios from entities in which Mr. Lyons and Mr. Schwartz, respectively, were principal officers. Their transactions were negotiated at arms length before either was affiliated with ProLogis. As a result of those transactions, Mr. Lyons owns an indirect 1.8% interest (which can increase to 3.3% based on certain conditions) as of December 31, 2004 in ProLogis Limited Partnership-I (equal to 481,649 units, assuming a 3.3% interest) valued at $20,869,851 based on our December 31, 2004 closing price. Mr. Schwartz owns 4.82% of ProLogis Limited Partnership-III (equal to 78,678 units) valued at $3,409,117, and owns an indirect 1.02% interest in ProLogis Limited Partnership-IV (equal to 49,587 units) valued at $2,148,604, all based on our December 31, 2004 closing price.
      In 2003, ProLogis Limited Partnership-I refinanced a $26 million secured loan with Prudential Life Insurance Company. In connection with the refinancing, Mr. Lyons, through his indirect interest in the limited partnership, entered into a guaranty of the debt. Also in 2003, Mr. Schwartz guaranteed $235,000 of the debt of ProLogis Limited Partnership-III. The guaranties were neither required by nor did they affect the company, but were entered into for reasons personal to Mr. Lyons and Mr. Schwartz.

COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.
      The compensation committee is responsible for recommending to the board the salaries and other compensation of certain executive officers of the company, including the chief executive officer. Each member of our compensation committee is an independent trustee under the NYSE listing requirements. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes that may occur, on the ProLogis website at www.prologis.com.

•	Executive Compensation Philosophy
Our compensation philosophy is to reward superior executive performance and to attract and retain executives that will drive ProLogis’s success and industry leadership. We review and recommend all executive compensation policies, review the performance of senior executives, and evaluate the effectiveness of our executive compensation programs in hiring, motivating, and retaining key employees while creating long-term shareholder value. The programs are primarily designed to:

—	Provide executives with compensation balanced between cash and shares, with a significant portion of total compensation at risk, tied to performance of the company and the individual officer;
—	Align executives with shareholders by providing an equity stake in the company; and
—	Achieve these goals through salary and bonus, share options, restricted share units, and long-term performance awards.
      All share option grants and awards are made under the ProLogis 1997 Long-Term Incentive Plan which the shareholders approved in 1997 and again in 2000 and 2002. Each component is discussed in greater detail below, as well as other steps used in rewarding, creating incentives for and retaining our key executives.

•	Compensation Elements for Executive Officers
The basic elements of our compensation approach are:
      Salary and Bonus. Salary is paid for ongoing performance throughout the year and we generally pay at mid-market levels, as confirmed annually by our compensation consultant. Bonuses are paid in January for prior year performance and are based upon individually established performance goals and the performance of the company. Bonus awards have historically equaled an amount which achieves a targeted level of competitive total compensation consistent with performance.
      Options. We believe that share options are an effective incentive for executive officers and other key employees in performance and retention, and they promote a close identity of interests between the executives and the shareholders. The executive benefits only when the share price rises for all shareholders and the awards in general vest ratably over four years. Options have an exercise price equal to the average of the high and low price of our shares on the grant date. The size of share option grants was based on various factors relating to the responsibilities of the executive officers and their expected future contributions. Options cannot continue beyond the first of (i) ten years from the date they were granted, and (ii) up to one year after employment is terminated and services are no longer provided, the timing of which varies based on the reason for termination. DEUs have not been awarded with options after 2001. The number of share options granted to our six most highly paid executive officers are shown in the summary compensation table below.

      Performance Share Awards (PSAs). We periodically grant PSAs to some executives because, like options, we believe they promote a close identity of interests between executives and shareholders. PSAs are contingent target awards given before the annual performance period begins and are successfully earned the following year only if certain weighted objective and subjective criteria established by the committee are satisfied. We can award a greater or lesser number of PSAs if an executive exceeds or falls short of the established performance criteria. Each award is worth one common share and, if earned, will typically vest two years after the end of the performance period. PSAs encourage continued service because unvested PSAs are forfeited if the executive leaves the company before restrictions have lapsed. The committee typically grants DEUs with the awards which in turn accumulate additional DEUs. The market value as of the date the PSAs were earned in the last three years to the six most highly paid executive officers is shown in the summary compensation table on page 15.
      Restricted Share Units (RSUs). We also periodically grant RSUs on a highly selective basis to key executives who are critical to our long-term success and where retention is of great importance. Each unit is worth one common share and the awards typically vest ratably over four years. The committee typically grants DEUs with the awards which in turn accumulate additional DEUs. As with PSAs, unvested RSUs are forfeited when an executive’s service with the company is terminated. The market value as of the grant date of RSUs awarded in the last three years is also shown in the summary compensation table on page 15.

•	How Executive Pay Levels are Determined
As an executive’s level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the position’s role and relative impact on business results consistent with ProLogis’s variable pay-for-performance philosophy.
      Executive compensation last year was determined after we assessed the nature and scope of the executive officers’ responsibilities, their effectiveness in enhancing the long-term interests of our shareholders, their success within applicable practice areas, and their demonstrated focus on promoting integrity within the company. We also retained an independent compensation consultant to assess our programs and ascertain their relative competitiveness against a comparison group of companies that are most likely to compete with us for the services of the executive officers (which group is not the same group of companies comprising our peer group for purposes of our performance graph). After analyzing the consultant’s findings, we have concluded that our compensation packages are generally competitive with market practices for most senior executives.

•	Basis for Chief Executive Officer Compensation
For 2004, we paid Mr. Brooksher a salary of $825,962 and a cash bonus of $1,800,000. We considered this level of pay and bonus appropriate for the following reasons: his continued performance in providing the vision and strategic direction of the company; designing and implementing a reasoned and successful succession plan; his commitment to enhancing corporate governance; completing the acquisition of Keystone Property Trust and adding more than 33 million square feet of distribution space under management in key North American markets; growing assets owned and under management by over 35% to almost $16 billion; achieving total shareholder return of 41% in 2004; growing management fees by over 14% and our share of funds from operations from ProLogis property funds by 9.7% over 2003; continuing to expand our presence in North America, Europe, and Asia; commencing development of a record $1.2 billion of new facilities, up more than 30% from 2003; and increasing the dividend for an eleventh consecutive year. We also granted Mr. Brooksher 300,000 stock options which vest in equal installments over four years and Mr. Brooksher earned 90,000 performance shares which vest entirely in two years.

•	Tax Deductibility under Section 162(m)
As noted above, the company’s compensation policy is largely based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to certain senior executives. We believe that the company should be able to continue to manage the executive compensation program for these officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.
      The foregoing report on executive compensation for 2004 is provided by the following trustees, who constituted the management development and compensation committee at the end of 2004:

Donald P. Jacobs (Chair)
Stephen L. Feinberg
William D. Zollars

SUMMARY COMPENSATION TABLE
       The following table shows the compensation paid by us to our chief executive officer and the five other most highly paid executive officers during 2004. The table reflects the compensation we paid to Messrs. Brooksher and Lyons during 2004 because they served as Chief Executive Officer and Chief Investment Officer, respectively, for all of 2004. Effective December 31, 2004, Messrs. Brooksher and Lyons resigned as officers of the company and Messrs. Schwarz and Rakowich were appointed as Chief Executive Officer and President and Chief Operating Officer, respectively.

	Annual Compensation				Long-Term Compensation Awards
					Awards		Payout

					Restricted	Shares
				Other Annual	Share	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation [1]	Awards [2]	Options [3]	Payout [4]	Compensation [5]
K. Dane Brooksher	2004	$825,962	$1,800,000	$0	$3,899,700	300,000	$1,277,200	$436,296	[6]
Chairman	2003	675,000	1,000,000	0	3,914,980	300,000	1,059,240	259,319	[6]
	2002	675,000	800,000	0	1,579,420	384,673	0	264,982	[6]
Irving F. Lyons, III	2004	$517,308	$1,000,000	$0	$1,949,850	150,000	$750,355	$88,647	[7]
Vice Chairman	2003	450,000	600,000	0	2,438,840	150,000	630,500	14,850
	2002	450,000	480,000	0	1,033,665	232,673	0	17,684
Jeffrey H. Schwartz	2004	$463,077	$460,000	$0	$779,940	200,000	$0	$7,658
Chief Executive Officer	2003	340,000	350,000	0	1,764,950	75,000	176,540	7,142
	2002	248,461	240,000	56,129	425,035	130,804	0	6,745
Walter C. Rakowich	2004	$413,077	$400,000	$0	$779,940	175,000	$311,318	$7,914
President and	2003	340,000	300,000	0	1,504,320	75,000	277,420	13,749
Chief Operating Officer	2002	340,000	240,000	0	425,035	120,837	0	11,688
John W. Seiple, Jr.	2004	$388,077	$357,500	$0	$779,940	90,000	$311,318	$7,800
President and	2003	340,000	300,000	0	1,492,185	75,000	277,420	13,749
Chief Executive Officer	2002	340,000	240,000	0	425,035	120,837	0	11,688
for North America
Robert J. Watson	2004	$345,962	$357,500	$149,206	$649,950	75,000	$311,318	$7,743
President of	2003	346,216	250,000	118,490	1,219,420	70,000	252,200	13,301
North American	2002	321,199	240,000	491,790	425,035	130,804	0	12,849
Operations
1 Amounts in this column reflect incremental costs to the company for certain officers working abroad. Amounts reflect reimbursement of Mr. Schwartz for foreign tax payments made in 2002, and reimbursement of Mr. Watson for foreign tax payments made in 2002, 2003 and 2004 ($421,582, $36,062, $149,206) and payment of a housing allowance to Mr. Watson in 2002 and 2003.
2 This column shows the market value of the restricted share units on the date of grant and performance share awards on the date the awards are earned. Our closing price per share as of December 31, 2002 was $25.15, December 31, 2003 was $32.09 and December 31, 2004 was $43.33. The aggregate holdings and market value of the unvested restricted shares held as of December 31, 2004, by the individuals listed are: Mr. Brooksher (199,500 shares, $8,644,335); Mr. Lyons (111,000 shares, $4,809,630); Mr. Schwartz (64,250 shares, $2,783,953); Mr. Rakowich (58,500 shares, $2,534,805); Mr. Seiple (57,000 shares, $2,469,810); and Mr. Watson (46,750 shares, $2,025,678). The “value” is calculated according to SEC rules assuming all shares are vested as of December 31, 2004, which in fact they have not. Performance awards vest two years after they are earned and restricted share units in general vest ratably over four years after they are granted. All awards and units are forfeited by the executive if employment terminates before vesting. Awards are granted under our 1997 share plan and earn DEUs.
3 Amounts in 2002 include the following special grants to compensate for tax and dividend loss on shares sold to the company, the proceeds of which were used to pay down existing company loans: Mr. Brooksher (99,673 shares), Mr. Lyons (99,673 shares), Mr. Schwartz (59,804 shares), Mr. Rakowich (49,837 shares), Mr. Seiple (49,837 shares) and Mr. Watson (59,804 shares). Option grants in 2002, 2003 and 2004 do not receive DEUs. Options are granted under our 1997 share plan.
4 Represents performance share awards earned in 2000 and 2001 paid out in January 2003 and January 2004, respectively, pursuant to our 1997 share plan.
5 Amounts include contributions we made under the company 401(k) plan in 2004, 2003, and 2002 as follows: Mr. Brooksher $6,150, $6,000, $6,000; Mr. Lyons $6,150, $6,000, $6,000; Mr. Schwartz $6,150, $0, $0; Mr. Rakowich $6,150, $6,000, $5,500; Mr. Seiple $6,150, $6,000, $5,500; and Mr. Watson $6,150, $6,000, $6,000. Also reflects the cost of term life and life insurance (approximately $1,864 per individual in 2004, $1,691 in 2003, and $1,678 in 2002) and imputed interest income for 2002 on loans from the company at rates below those mandated by the IRS as follows: Mr. Brooksher $9,350; Mr. Lyons $9,350; Mr. Schwartz $5,610; Mr. Rakowich $4,675; Mr. Seiple $4,675; and Mr. Watson $5,610. And includes value and tax offset payment for grants of

Macquarie ProLogis Trust stock in 2003 as follows: Mr. Brooksher $6,236; Mr. Lyons $6,516; Mr. Schwartz $5,994; Mr. Rakowich $6,236; Mr. Seiple $6,236; and Mr. Watson $5,994.
6 Includes payments made to Mr. Brooksher on a restricted share award given in 2000 equal to our quarterly dividend multiplied times the outstanding restricted share units on the record date. Includes $123,077 paid to Mr. Brooksher for vacation accrued as of his retirement as Chief Executive Officer. Includes $56,587 for the value and tax gross up for retirement benefits paid by ProLogis to Mr. Brooksher.
7 Includes $48,623 paid to Mr. Lyons for vacation accrued as of his retirement as Chief Investment Officer. Includes $31,540 for the value and tax gross up for retirement benefits paid by ProLogis to Mr. Lyons.

SHARE OPTIONS GRANTED IN 2004

	Individual Grants				Grant Date Value

	# of Shares	% of Total
Name of	Underlying	Options Granted	Base Price	Expiration	Grant Date
Executive	Options Granted [1]	in Fiscal Year	Per Share	Date	Present Value [2]
K. Dane Brooksher	300,000	14.23	$34.925	9/23/14	$1,528,110
Irving F. Lyons, III	150,000	7.12	$34.925	9/23/14	$764,055
Jeffrey H. Schwartz	200,000	9.49	$34.925	9/23/14	$1,018,740
Walter C. Rakowich	175,000	8.30	$34.925	9/23/14	$891,398
John W. Seiple, Jr.	90,000	4.27	$34.925	9/23/14	$458,433
Robert J. Watson	75,000	3.56	$34.925	9/23/14	$382,028
1 All options were granted pursuant to our 1997 share plan. Option exercise prices were at market price when granted. The options have a term of 10 years and vest over four years. DEUs were not given with the 2004 grants.
2 The estimated hypothetical values are based on the Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating these values: weighted average option life, 6.25 years; risk free rate of return, 3.82%; expected volatility, 20.52%; and expected dividend yield, 4.27%.

OPTION EXERCISES IN 2004 AND YEAR-END VALUES

			# Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			Year-End		Year-End [1]
	# Shares
Name of	Acquired on	$ Value
Executive	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
K. Dane Brooksher	288,185	$4,752,727	897,684	709,620	$18,693,907	$9,121,916
Irving F. Lyons, III	288,185	$4,071,209	562,044	356,540	$11,886,971	$4,619,531
Jeffrey H. Schwartz	172,910	$2,859,640	178,196	291,750	$3,852,141	$3,112,413
Walter C. Rakowich	144,093	$1,911,670	215,739	278,090	$4,481,768	$3,137,008
John W. Seiple, Jr.	169,093	$1,981,807	190,739	193,090	$4,017,393	$2,422,583
Robert J. Watson	113,106	$1,994,932	139,321	321,164	$3,065,239	$5,027,488
1 Based on the December 31, 2004, closing price for the company’s common shares of $43.33 per share.

CONTINGENT PERFORMANCE AWARDS FOR 2005

Awards Granted in 2004 for the Performance Period
Beginning January 1, 2005 and Ending December 31, 2005
	Number of Shares,	Performance or Other Period
Name	Units or Other Rights [1]	Until Maturation or Payout [1]
K. Dane Brooksher	0	—
Irving F. Lyons, III	0	—
Jeffrey H. Schwartz	30,000	12/31/05
Walter C. Rakowich	27,000	12/31/05
John W. Seiple, Jr.	18,000	12/31/05
Robert J. Watson	15,000	12/31/05

1 All performance share awards were granted under our 1997 share plan. The 12/31/05 date is when such awards may be earned. Awards are earned if performance criteria established by the compensation committee are met during the ensuing year and vest two years thereafter. The criteria are based on two measures involving specified levels of funds from operations per share and return on invested capital (weighted 75%) and objective and subjective criteria relative to an executive’s area of responsibility (weighted 25%). The compensation committee can award more or less than the target award if an executive exceeds or falls short of the stated criteria. Awards are forfeited if the executive is not employed by the company at the time the award vests.

EQUITY COMPENSATION PLANS
We have three equity compensation plans: (1) the ProLogis 1997 Long-Term Incentive Plan as amended and restated in 2002, referred to in the proxy statement as our 1997 share plan, (2) the Share Option Plan for Outside Trustees, as amended, (3) and the 2000 Share Option Plan for Outside Trustees, as amended and restated on May 18, 2004, referred to in the proxy statement as our 2000 trustee option plan. The 1997 share plan and the 2000 trustee option plan are our primary vehicles for awarding equity-based compensation to our executives and outside trustees. The total amounts under all three plans are identified in the following table as of December 31, 2004.

# of Securities Remaining
	# of Securities to be Issued		Weighted-Average Exercise	Available for Future Issuance
	Upon Exercise of		Price of Outstanding	Under Equity Compensation
	Outstanding Options,		Options, Warrants and	Plans (Excluding Securities
Plan Category	Warrants and Rights(a) [1]		Rights(b) [1]	Reflected in Column (a))(c) [1]
Equity compensation plans approved by security holders	11,560,010	[2]	$26.73	4,181,762
Equity compensation plans not approved by security holders	N/A		N/A	N/A
1 Does not include 79,368 outstanding common shares that have been purchased by employees under the Employee Share Purchase Plan (“ESPP”) and 4,901,686 common shares that are reserved for future issuance under the ESPP, which was approved by the shareholders on May 17, 2001.
2 Includes DEUs issuable upon the exercise of options.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
We do not have employment contracts with any of our executive officers. If a change in control occurs, however, both our 1997 share plan and outside trustee plans do provide that all options become immediately exercisable and restrictions on purchased shares lapse, subject to certain conditions. We also have agreements with eleven officers that if a change in control occurs, certain benefits will inure to those officers.

•	Change in Control
The agreements provide that if within 24 months after a change in control occurs a covered officer is terminated without cause or resigns due to a material change in duties or the company’s failure to provide compensation or benefits in accordance with the agreement, then that officer is entitled to a lump-sum payment. Depending on the seniority of the officer, the payment ranges from base salary and target bonus to 3x that amount plus prorated amounts for the year of termination. The officers would also be entitled to receive medical and dental insurance for up to 36 months following termination depending upon the officer’s level of responsibility with the company and certain other benefits. A “change in control” is defined as the happening of any of the following:

•	The consummation of a transaction, approved by the shareholders of ProLogis, to merge ProLogis into or consolidate ProLogis with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a change in control is not deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of ProLogis, the surviving corporation or corporation directly or indirectly controlling ProLogis or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of ProLogis immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of ProLogis may be a new holder of such beneficial ownership.

•	The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 50% or more of the combined voting power of ProLogis is acquired, other than from ProLogis, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of ProLogis).

•	At any time during any period of two consecutive years, individuals who at the beginning of such period were members of the board of trustees of ProLogis cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by ProLogis’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).
      Under the agreements, Messrs. Brooksher, Lyons, Schwartz, Rakowich, Seiple and Watson would have been entitled to receive payments in the amount of $7,877,886, $4,551,924, $1,846,154, $1,626,154, $1,491,154, and $1,406,924, respectively, if their positions had been terminated on December 31, 2004, following a change in control.

•	Special Equity Agreements
We entered into special equity agreements with Mr. Brooksher in 2000 (amended in 2003) and Mr. Lyons in 2003 whereby they agreed to continue employment through 2004 and we agreed to extend the expiration date of their options, existing and to be granted, under the 1997 share plan to no earlier than five years after their respective retirement, disability or death but no later than ten years from the grant date. We further agreed that any DEUs accumulating under any options would continue to accrue until five years after their respective retirement, disability or death. We also agreed with Mr. Lyons that, for purposes of our 1997 share plan, he would be treated as if he reached retirement age thereunder at the end of 2004. Under Mr. Brooksher’s agreement we also granted 167,500 RSUs, which will settle in equal installments from 2005 through 2008. Dividend equivalent payments will be paid in an amount equal to our quarterly dividend multiplied by the outstanding RSUs as of the applicable record date. These payments are reflected in the compensation table above. The RSUs will be ultimately settled in common shares.
      Mr. Brooksher and Mr. Lyons also agreed that until December 2009 they would not serve on a board or be an officer or employee of any public real estate investment trust or be employed or otherwise provide services to any of our competitors, if such services would be substantially similar to those they respectively provided to ProLogis during their final 24 months with the company. They also agreed that until December 2009 they would not directly or indirectly own an interest in any of our competitors other than up to 5% of the stock of any publicly traded company. Mr. Lyons’s interest in King & Lyons, L.P., however, is excluded from the above limitations as to specified properties it owns.

FIVE-YEAR PERFORMANCE GRAPH: 2000-2004
The chart below compares the five-year cumulative total return, assuming the reinvestment of dividends, on ProLogis common shares with that of the S&P 500 Index and the National Association of Real Estate Investment Trust, Inc. Equity Index. The graph assumes $100 was invested on December 31, 1999. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2004, assuming the reinvestment of dividends. We caution that the share price performance shown below should not be considered indicative of future price performance.
CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 1999 with dividends reinvested

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04

ProLogis	$100	$123	$127	$158	$213	$300
S&P© 500 Index	$100	$91	$80	$62	$80	$89
NAREIT Equity REIT Index	$100	$126	$144	$149	$205	$270
Copyright © 2005, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.
      The primary purpose of the audit committee is to assist the board of trustees in its general oversight of the company’s financial reporting process and to approve the selection of our independent registered public accounting firm. Since the resignation of Neelie Kroes on September 1, 2004, the committee has been and remains comprised of the three trustees named below. Each member of the committee is independent as defined by the SEC and NYSE listing standards. In addition, our board has determined that D. Michael Steuert is both independent and an audit committee financial expert as defined by SEC rules. Management is responsible for the company’s internal audit controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes that may occur, on the ProLogis website at www.prologis.com.
      We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2004, and unaudited financial statements for the quarters ended March 31, June 30, and September 30, 2004, with management and KPMG LLP, the company’s independent registered public accounting firm. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). KPMG LLP has provided to the company the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with KPMG LLP their independence. The committee also concluded that KPMG LLP’s performance of non-audit services, as described in the next section, to ProLogis and its affiliates is compatible with KPMG LLP’s independence.
      Based on the considerations referred to above, the committee recommended to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for 2004 and that KPMG LLP be appointed the independent registered public accounting firm for the company for 2005. The foregoing report is provided by the following independent trustees, who constitute the committee.

D. Michael Steuert (Chair)
George L. Fotiades
Kenneth N. Stensby

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In addition to retaining KPMG LLP to audit our consolidated financial statements for 2004, we retained KPMG LLP to provide certain advisory services in 2004. In the course of KPMG LLP’s providing services on our behalf, we recognize the importance of KPMG LLP’s ability to maintain objectivity and independence in their audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the audit committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent registered public accounting firm. The independent registered public accounting firm is authorized to perform specified pre-approved services up to certain annual amounts which vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected in 2004 were either specifically pre-approved by the audit committee or pre-approved pursuant to the audit committee Audit and Non-Audit Services Pre-Approval Policy. The policies and procedures also detail certain services which the independent registered public accounting firm is prohibited from providing to the company.
      The following table represents fees for professional audit services rendered by KPMG LLP for the audit of the company’s annual financial statements for 2004 and 2003 and fees billed for other services rendered by KPMG LLP:

Types of Fees	2004	2003

Audit Fees	$1,995,466	$941,471
Audit-Related Fees	$31,000	$90,000
Tax Fees	$280,753	$169,619
All Other Fees	$38,000	$0

Total	$2,345,219	$1,201,090
      In the above table, “audit fees” consisted of fees for professional services for the audit of ProLogis’s consolidated financial statements included in Form 10-K and review of financial condensed statements included in Form 10-Qs, including all services required to comply with standards of the Public Company Accounting Oversight Board (United States), fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work), comfort letters, statutory audits, and review of documents filed with the SEC (fees for comfort letters in 2004 were $121,250 and 2003 were $163,750); “audit-related fees” consisted of fees for assurance and related services that are traditionally performed by KPMG LLP, including employee benefit plan audits, attest services that are not required by statute or regulation, consultation services related to compliance with the Sarbanes-Oxley Act of 2002, and other items reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” include fees billed by KPMG LLP to ProLogis for any services not included in the foregoing categories.

RATIFICATION OF THE APPOINTMENT OF	Proposal 3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP has been approved by the audit committee of the board for reappointment as our independent registered public accounting firm. KPMG LLP was our independent registered public accounting firm for the year ended December 31, 2004. Subject to your approval, the audit committee has appointed KPMG LLP as our independent registered public accounting firm for the year 2005. In the event shareholders do not approve the appointment, the appointment will be reconsidered by the audit committee.
      KMPG LLP representatives are expected to attend the 2005 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
      The board unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

ADDITIONAL INFORMATION

•	Shareholder Proposals for Inclusion in Next Year’s Proxy Statement
To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no later than the close of business on December 1, 2005. Proposals should be addressed to Edward S. Nekritz, Secretary, ProLogis, 14100 E. 35th Place, Aurora, Colorado 80011.

•	Shareholder Nominations and Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting
For any shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2006 annual meeting, our bylaws permit such a presentation if (1) a shareholder’s notice of the proposal or nominee and any required supporting information is received by our secretary during the period from 90 to 120 days before the anniversary date of the previous year’s annual meeting, and (2) it meets the bylaws and SEC requirements for submittal. For consideration at the 2006 annual meeting, therefore, any shareholder nominee or proposals not submitted by the deadline for inclusion in the proxy must be received by us between January 18, 2006 and February 18, 2006. Notices of intention to present proposals at the 2006 annual meeting should be addressed to Edward S. Nekritz, Secretary, ProLogis, 14100 E. 35th Place, Aurora, Colorado 80011.

•	Voting Securities
Common shareholders of record at the close of business on March 21, 2005, will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were                      common shares outstanding. There is no right to cumulative voting and a majority of the outstanding shares represented in person or by proxy will constitute a quorum.

•	Vote Required for Approval
Assuming the presence of a quorum, (1) trustees must be elected by a plurality of the votes cast at the annual meeting, (2) the amendment to the declaration of trust must be approved by the affirmative vote of shareholders of at least a majority of all the outstanding common shares, and (3) the ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the common shares voted at the meeting or by proxy. Broker non-votes, if any, and abstentions will have no effect on the outcome of the vote on Proposal 1, the election of trustees, and will have the effect of a vote against Proposal 2, the amendment to the declaration of trust. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

•	Manner for Voting Proxies
The shares represented by all valid proxies received by phone, by internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted (1) for the nominees for trustee named earlier in this proxy statement; (2) for approval of the amendment to the declaration of trust to eliminate the classified board; (3) for ratification of the appointment of our independent registered public accounting firm; and (4) as otherwise recommended by the board. The board knows of no other matters which may be presented to the meeting.

•	Solicitation of Proxies
Proxies may be solicited on behalf of the board of trustees by mail, telephone, other electronic means, or in person. Copies of proxy material and of the annual report may be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of the company, none of whom will receive additional compensation.

•	Attendance at the Meeting
If you are a registered owner and plan to attend the meeting in person, just detach and retain the admission ticket attached to your proxy card. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to Edward S. Nekritz, Secretary, ProLogis, 14100 E. 35th Place, Aurora, Colorado 80011. Record owners and beneficial owners (including holders of valid proxies) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

•	Electronic Access to Proxy Statement and Annual Report
This proxy statement and our 2004 annual report may be viewed online at http://ir.prologis.com. Shareholders can receive future annual reports and proxy statements electronically by registering at www.investordelivery.com. Once registered, you will be notified by e-mail when materials are available electronically for your review. You will also be given a website link to authorize your proxy via the internet. If your shares are held through a bank, broker, or other holder of record, they can instruct you on selecting this option. You can notify us at any time if you want to resume mail delivery by calling our investor relations group at (800) 820-0181.

•	Annual Report
Our current annual report and annual report on Form 10-K, which include consolidated financial statements, are being mailed to shareholders concurrently with this proxy statement. We will provide additional complete copies of the annual report to requesting shareholders, free of charge. Just send your written request to ProLogis Investor Relations, 14100 E. 35th Place, Aurora, Colorado 80011.

•	Delivery of Documents to Shareholders Sharing an Address
If you share an address with any of our other shareholders, your household might receive only one copy of the annual report and proxy statement. To request individual copies of the annual report and proxy statement for each shareholder in your household, please contact the Investor Relations Department, ProLogis, 14100 E. 35th Place, Aurora, Colorado 80011 (telephone: 800-820-0181). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

•	Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our trustees, officers and certain beneficial owners to file reports of holdings and transactions in ProLogis shares with the SEC and the NYSE. Based on our records and other information we believe that in 2004 all of the above met all applicable SEC filing requirements.

•	Other Matters
We do not anticipate any other business being brought before the meeting. In addition to the scheduled items, however, the meeting may consider properly presented shareholder proposals and matters relating to the conduct of the meeting. As to any other business, it is intended that proxies will be voted in the discretion of the persons voting such proxies.
March 30, 2005
Aurora, Colorado

APPENDIX A
ARTICLES OF AMENDMENT
       THIS IS TO CERTIFY THAT:
      FIRST: The Amended and Restated Declaration of Trust of ProLogis, a Maryland real estate investment trust (the “Trust”), are hereby amended by deleting existing Section 1(b) of Article IV in its entirety and adding a new Section 1(b) of Article IV to read as follows:

“(b) At each annual meeting of shareholders, beginning at the annual meeting of shareholders in 2006, all Trustees shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors are duly elected and qualify.”
      SECOND: The amendment to the Amended and Restated Declaration of the Trust as set forth above has been duly advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.
      THIRD: The names of the Trustees currently in office are as follows: K. Dane Brooksher, Stephen L. Feinberg, George L. Fotiades, Donald P. Jacobs, Irving F. Lyons, III, Walter C. Rakowich, Jeffrey H. Schwartz, Kenneth N. Stensby, D. Michael Steuert, J. Andre Teixeira, and William D. Zollars.
      FOURTH: The undersigned acknowledges these Articles of Amendment to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
      IN WITNESS WHEREOF, the Trust has caused these Articles to be signed in its name and on its behalf by the undersigned and attested to by its Secretary on this       day of                     , 2005.

ATTEST:		PROLOGIS

By:

Name:		Name:
Title:		Title:

A-1

[PROLOGIS LOGO]

Annual Meeting of Shareholders

ADMISSION TICKET
Wednesday, May 18, 2005
10:30 a.m. (Mountain Time)
ProLogis
14100 East 35th Place
Aurora, Colorado 80011

Please present this ticket for admittance.

CONSENT TO OBTAIN FUTURE SHAREHOLDER-RELATED MATERIALS
ELECTRONICALLY INSTEAD OF BY MAIL

You now have the option to receive future shareholder communications (annual reports, proxy statements, etc.) electronically via the internet instead of printed materials through the mail. This service is being provided to you as a convenience while representing a cost savings for ProLogis.

If you elect this option, you will be notified by email when materials are available electronically for your review. In the case of proxy materials, you will be provided a link to a designated web site with instructions on how to give your proxy via the internet.

You can register for this program by giving your proxy through www.proxyvote.com or by going to www.investordelivery.com and following the instructions provided. To withdraw your participation in the program or to receive printed copies of any of the company’s materials, please contact ProLogis Investor Relations at 1-800-820-0181 or via email at ir@prologis.com.

PROXY

PROLOGIS

THE PROXY IS SOLICITED BY AND ON BEHALF OF
THE BOARD OF TRUSTEES

2005 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints each of Jeffrey H. Schwartz, Walter C. Rakowich and Edward S. Nekritz, as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the annual meeting of shareholders to be held on May 18, 2005, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this card; if no instructions are indicated, the shares represented by this proxy will be voted FOR the election of the listed nominees for Trustee, FOR the amendment to the declaration of trust and FOR the ratification of the appointment of the independent registered public accounting firm for 2005.

     The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying the Notice, together with this Proxy.

Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting. You are encouraged to specify your choice by marking the appropriate boxes —SEE REVERSE SIDE— but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees’ recommendations. The proxies cannot vote the shares unless you sign and return this card.

Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

[PROLOGIS LOGO]
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398

YOUR VOTE IS IMPORTANTI

AUTHORIZE YOUR PROXY BY INTERNET — www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic authorization instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by ProLogis in mailing proxy materials, you can consent to receivng all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Prologis, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are authorizing your proxy by Telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PRLGS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROLOGIS

1.	Election of Trustees:
	Election of the following persons as Class I and Class III Trustees		For	Withhold	For All
	Nominees		All	All	Except
	1.	K. Dane Brooksher — Class III Trustee
	2.	Walter C. Rakowich — Class I Trustee	☐	☐	☐
	3.	Jeffrey H. Schwartz — Class III Trustee
	4.	Kenneth N. Stensby — Class III Trustee

To withhold authority to vote, mark “For All Except” and write the nominees number on the line below.

		For	Against	Abstain
2.	Approval of amendment to the Company’s Declaration of Trust to eliminate the classified Board of Trustees and provide for the annual election of trustees.	☐	☐	☐

3.	Ratify the appointment of the independent registered public accounting firm for 2005.	☐	☐	☐

4.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

For comments, please check this box and write them on the back where indicated.				☐

		Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title or capacity in which you are signing.

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date